Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Benefit Plans Committee of SUPERVALU INC.
SUPERVALU STAR 401(k) Plan
We consent to incorporation by reference in the Registration Statement (No. 333-100913) on Form S-8 of SUPERVALU INC., of our reports dated June 29, 2009, with respect to the statements of net assets available for benefits of the SUPERVALU STAR 401(k) Plan (formerly the SUPERVALU Pre-Tax Savings and Profit Sharing Plan) as of December 31, 2008 and 2007, the related statement of changes in net assets available for benefits for the year ended December 31, 2008, and the supplemental schedule of Schedule H, line 4i – schedule of assets (held at end of year) as of December 31, 2008, which report appears in the December 31, 2008 annual report for Form 11-K of the SUPERVALU STAR 401(k) Plan.
/s/ KPMG LLP
Minneapolis, Minnesota
June 29, 2009

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